PRESS RELEASE

China BAK Reports Third Quarter Fiscal 2008 Financial Results

Shenzhen, China – July 28, 2008 – China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK), one of the largest lithium-ion battery cell manufacturers in the world, as measured by production output, today announced its financial results for the third quarter of fiscal year 2008 (“FY08”).

Recent Achievements and Highlights

•
Achieved a new record revenue of $68.5 million in the traditionally slow quarter, over 30% increase as compared to last quarter, as sales of prismatic cells and cylindrical cells maintained continuous strong growth;

•
Revenue from cylindrical cells, used in laptop computers, increased to $13.6 million, more than doubled from last quarter’s levels and now accounts for 20% of our total revenues; started shipment of cylindrical cells to a well-known Taiwan-based notebook maker, ASUS Tek Computer Inc, via pack assembling companies since May 2008.

•	Narrower loss as compared to last quarter; gross margin starting to improve, reflecting results from sales price increase and cost-cutting efforts;
•	Obtained final approval from Shenzhen Municipal Government regarding the land use rights of BAK Industrial Park;
•
BAK International (Tianjin) Limited obtained a 4-year long-term loan of RMB 160 million from Agricultural Bank of China, which will fund operation in the Tianjin facilities commencing in or about October 2008;

•
Continued to gain major customers for our prismatic cells and polymer cells, including Foxconn Technology Group, the largest manufacturing services provider in the world, and Sandisk, the largest supplier of innovative flash memory data storage products in the world.

Third Quarter FY08 Financial Results

Net revenues for the third quarter of FY08 were $68.5 million, up 33.4% from $51.3 million last quarter, and up 132.3% from $29.5 million in the same quarter of fiscal year 2007 (“FY07”).

Revenues from prismatic cells, including aluminum-case cells, steel-case cells and battery packs, were $52.3 million, up 22.5% from $42.7 million last quarter and up 113.9% from $24.5 million in the third quarter of FY07. Revenues from aluminum-case cells were $33.8 million, up 11.5% from $30.3 million last quarter and up 129.4% from $14.7 million in the third quarter of FY07. Revenues from steel case cells were $10.0 million, up 70.5% from $5.9 million last quarter, and up 90.5% from $5.3 million in the third quarter of FY07. Revenues from battery packs were $8.5 million, up 29.8% from $6.6 million last quarter and up 90.2% from $4.5 million in the third quarter of FY07.

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Revenues from cylindrical cells, used in notebook computers, were $13.6 million, up 103.1% from $6.7 million last quarter and up 1,297.9% from the third quarter of FY07.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $2.5 million in the third quarter of FY08, up 33.1% from last quarter, and up 182.0% from the same quarter of FY07.

Gross profit for the third quarter of FY08 was $8.4 million, up 114.7% from $3.9 million last quarter and up 66.0% from $5.1 million in the third quarter of FY07. Gross margin was 12.3%, compared to 7.6% last quarter and 17.2% in the third quarter of FY07. The increase in gross profit compared to last quarter was attributable to the increase in sales volume and rising in average selling price, which outweighed the effect of average price increase in raw materials.

Operating expenses totaled $8.4 million or 12.3% of revenues in the third quarter of FY08, as compared to $7.6 million or 14.8% of revenues last quarter and $6.5 million or 22.0% of revenues in the same quarter of last year. Research and development expenses were $1.9 million or 2.7% of revenues, as compared to $1.4 million or 2.7% of revenues last quarter and $1.1 million or 3.8% of revenues in the same quarter of last year. Sales and marketing expenses were $1.5 million or 2.2% of revenues, as compared to $1.4 million, or 2.7% of revenues last quarter and $1.2 million or 4.0% of revenues in the third quarter of last year. General and administrative expenses were $5.1 million or 7.4% of revenues, as compared to $4.8 million or 9.4% of revenues last quarter and $4.2 million or 14.2% of revenues in the same quarter of last year.

Operating loss for the third quarter of FY08 was $36,000, as compared to operating loss of $3.7 million last quarter and operating loss of $1.4 million in the same quarter of last year.

Net loss was $2.3 million in the third quarter of FY08, as compared to net loss of $6.2 million last quarter and net loss of $2.7 million in the same quarter of last year. Diluted earnings per share were negative $0.04 compared with negative $0.12 per diluted share last quarter and negative $0.05 per diluted share in the same quarter of last year.

Financial Condition

At June 30, 2008, China BAK had $30.2 million in cash and a negative working capital of $2.5 million, reflecting a current ratio of 0.99:1. Total debt at quarter end, including short-term bank loans, long-term bank loans and bills payable, was $187.2 million and stockholders’ equity totaled $147.9 million. China BAK had $121.8 million available for borrowing under its credit facilities.

Business Outlook

“Looking at the third quarter of fiscal 2008, we are pleased to see record revenue, improved gross margin and narrower loss, and the continuous expansion of our customer base. We also obtained final approval on the land use rights of BAK Industrial Park, which removed the last major uncertainty in our growth path. We’re confident that we will achieve our FY08 revenue target of $210 million, and expect to expand our product offerings with the Tianjin facilities put into operation in or about October 2008.,” commented Mr. Xiangqian Li, CEO of China BAK.

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Conference Call

China BAK will host a conference call at 9:00 p.m. ET on Monday, July 28, 2008 to discuss results for the third quarter of FY08 ended June 30, 2008. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Tony Shen, Chief Financial Officer and Dr. Huanyu Mao, Chief Operating Officer and Chief Technology Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: (888) 482-0024. International callers should dial (617) 801-9702. The pass code for the call is 750-388-92. If you are unable to participate in the call at this time, a replay will be available from 11:00 p.m. ET on Monday, July 28, 2008 through 11:00 p.m. ET Tuesday, August 12, 2008. To access the replay, please dial (888) 286-8010. International callers should dial (617) 801-6888. The pass code for the replay is 124-850-92. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, shortly after the call a replay will be made available on China BAK’s website for 90 days.

About China BAK Battery Inc.
China BAK Battery Inc. is one of the largest manufacturers of lithium-based battery cells in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.'s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China's cellular phone replacement battery market.

Safe Harbor Statement
This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All "forward-looking statements" relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2006 and 2007, as well as China BAK’s Quarterly Reports on Form 10-Q for FY08, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK's actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

-Financial Tables Follow-

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three and Nine Months Ended June 30, 2007 and 2008
(Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2008	2007	2008

Net Revenues	$29,477	$68,486	$102,088	$172,609
Cost of revenues	(24,414)	(60,082)	(82,682)	(153,184)
Gross profit	5,063	8,404	19,406	19,425
Operating expenses:
Research and development costs	(1,118)	(1,855)	(2,684)	(4,564)
Sales and marketing expenses	(1,165)	(1,484)	(3,272)	(4,235)
General and administrative expenses	(4,189)	(5,101)	(9,301)	(14,162)
Total operating expenses	(6,472)	(8,440)	(15,257)	(22,961)
Operating income / (loss)	(1,409)	(36)	4,149	(3,536)
Finance costs, net	(1,070)	(2,735)	(3,135)	(7,377)
Government grant income		339	762	1,377
Other income / (expense)	(91)	113	(161)	74
Income / (loss) before income taxes	(2,570)	(2,319)	1,615	(9,462)
Income taxes (expenses) / benefit	(120)	31	(282)	50
Net income / (loss)	$(2,690)	$(2,288)	$1,333	$(9,412)
Other comprehensive income
- Foreign currency translation adjustment	1,942	3,886	4,636	14,020
Comprehensive (loss) / income	$(748)	$1,598	$5,969	$4,608
Net income / (loss) per share:
Basic	$0.05	$(0.04)	$(0.03)	$(0.18)
Diluted	$0.05	$(0.04)	$(0.03)	$(0.18)
Weighted average shares outstanding:
Basic	48,893	52,382	48,890	51,610
Diluted	48,893	52,382	49,283	51,610

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China BAK Battery Inc. and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2007 and June 30, 2008
(Amounts in thousands)

	September 30,	June 30,
	2007	2008 (Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,197	$30,244
Pledged deposits	4,595	6,331
Trade accounts receivable, net	63,151	85,101
Inventories	59,827	68,191
Prepayments and other receivables	1,656	8,965
Deferred tax assets	503	1,285
Total current assets	143,929	200,117

Property, plant and equipment, net	145,123	182,593
Lease prepayments, net	17,884	31,502
Intangible assets, net	121	162
Deferred tax assets	172	-
Total assets	$307,229	$414,374

Liabilities
Current liabilities
Short-term bank loans	$89,871	$111,531
Current maturities of long-term bank loans	-	8,747
Accounts and bills payable	45,589	59,534
Accrued expenses and other payables	15,466	22,816
Total current liabilities	150,926	202,628
Long-term bank loans, less current maturities	29,291	55,401
Deferred income	-	7,824
Deferred tax liabilities	280	642
Total liabilities	180,497	266,495
Commitments and contingencies

Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000 authorized; 49,250,853 and 53,223,633 issued and outstanding as of September 30, 2007 and June 30, 2008, respectively	49	53
Donation Shares	1	14,102
Additional paid-in-capital	74,311	80,811
Statutory reserves	6,427	6,520
Retained earnings	36,060	26,555
Accumulated other comprehensive income	9,885	23,905
Less: Treasury shares	-	(4,067)
Total shareholders’ equity	126,732	147,879
Total liabilities and shareholders’ equity	$307,229	$414,374

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the nine months ended June 30, 2007 and 2008
(Unaudited)
(Amounts in thousands)

	Nine months ended June 30,
	2007	2008

Cash flow from operating activities
Net income / (loss)	$1,333	$(9,412)
Adjustments to reconcile net income / (loss) to net cash provided by / (used in) operating activities:
Depreciation and amortization	6,594	9,362
Addition of bad debt expense(Recovery)	1,366	2,187
Provision for obsolete inventories	-	114
Share-based compensation	1,624	2,534
Deferred income taxes	14	(201)
Exchange loss	-	1,508
Loss on disposal of PPE	-	190
Changes in operating assets and liabilities:
Trade accounts receivable	12,895	(17,102)
Inventories	(13,015)	(2,599)
Prepayments and other receivables	(193)	(6,388)
Accounts and bills payable	(2,073)	8,739
Accrued expenses and other payables	(875)	1,912
Net cash provided by / (used in ) operating activities	$7,670	$(9,156)

Cash flow from investing activities
Purchases property, plant and equipment	(38,601)	(30,903)
Payment of lease prepayment	(14,372)	(11,145)
Purchases of intangible assets	(34)	(101)
Proceeds from disposal of PPE	-	321
Government grants received		7,469
Net cash used in investing activities	$(53,006)	$(34,359)

Cash flow from financing activities
Proceeds from borrowings	101,961	119,697
Repayment of borrowings	(79,049)	(76,550)
(Increase)/ decrease in pledged deposits	9,746	(1,241)
Proceeds from issuance of capital stock	-	14,006
Net cash provided by financing activities	$32,658	$55,912

Effect of exchange rate changes on cash and cash equivalents	524	3,651

Net (decrease) / increase in cash and cash equivalents	(12,155)	16,048

Cash and cash equivalents at the beginning of year	21,100	14,196

Cash and cash equivalents at the end of year	$8,945	$30,244

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